Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION ANNOUNCES UPDATE ON

COMPLETION OF THE COOPER BASIN ASSET SALE PROCESS

Portland, Maine, December 4, 2009 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) announced the pending sale of all its assets located in the Cooper Basin, Australia, subject to closing of final sale agreements.

The Cooper Basin assets, including the Nockatunga, Kiana, and Aldinga oil fields and other miscellaneous exploration licenses will be sold (subject to final sale agreements) in a series of transactions totaling A$9.5 million (US$8.8 million) net of fees and subject to final accounting adjustments. It is expected that the Company will record a gain in the current fiscal year as a result of these transactions.

The offers accepted represent approximately A$34 (US$31.45) per barrel valuation on P1 developed reserves.

Magellan’s President and Chief Executive Officer, William H. Hastings said “These assets are non-core to our strategies and are better suited to being consolidated into other portfolios. We are satisfied with the results of the bidding process and will apply the proceeds into ongoing near-term strategic efforts.”

Forward Looking Statements

Statements in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests and the extent of the recoverable reserves at those properties. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact: William H. Hastings, President and CEO of Magellan, (207) 619-8501

Daniel J. Samela, Chief Financial Officer of Magellan, at (207) 619-8502